Aflac Incorporated 2nd Quarter 2019 10-Q
EXHIBIT 15

July 26, 2019

Aflac Incorporated
Columbus, Georgia
Re: Registration Statement No. 333-219784, and 333-227244 on Form S-3; 333-135327, 333-161269, 333-202781, 333-158969, 333-200570, 333-115105, and 333-219888 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 26, 2019 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Atlanta, Georgia